Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Vidler Water Resources, Inc

(Name of Subject Company – Issuer)

Potable Merger Sub, Inc.

(Offeror)

D.R. Horton, Inc.

(Parent of Offeror)

(Names of Filing Persons — Offeror, Issuer or Other Person)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$290,511,789.75	92.70	$26,930.44

Fees Previously Paid			—

Total Transaction Valuation	$290,511,789.75

Total Fees Due for Filing			$0.00

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$26,930.44

The transaction value is estimated for purposes of calculating the amount of the filing fee only. The transaction value was determined by adding (1) 18,299,879 issued and outstanding shares of common stock of Vidler Water Resources, Inc. (“VWTR”) to be acquired by Offeror, par value $0.001 per share (the “Shares”), plus 145,314 Shares issuable upon the settlement of awards of restricted stock units issued under VWTR’s 2014 Equity Incentive Plan, multiplied by the offer price of $15.75 per Share. The calculation of the transaction value is based on information provided by VWTR as of April 26, 2022.